EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Darden Restaurants, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 33-93854, 333-413504, 333-127046 and 333-146582) and on Form S-8 (Nos. 333-57410, 333-91579, 333-69037, 333-105056, 333-106278, 333-124363, 333-122560, 333-141651, 333-148260 and 333-146464) of Darden Restaurants, Inc. of our reports dated July 17, 2008, with respect to the consolidated balance sheets of Darden Restaurants, Inc. and subsidiaries as of May 25, 2008 and May 28, 2007, and the related consolidated statements of earnings, changes in stockholders’ equity and accumulated other comprehensive income (loss), and cash flows for each of the years in the three-year period ended May 25, 2008 and the effectiveness of internal control over financial reporting as of May 25, 2008, which reports are included in the 2008 Annual Report to Shareholders included as an exhibit to this annual report on Form 10-K of Darden Restaurants, Inc.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for uncertainty in income taxes in 2008 by adopting FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes an interpretation of FASB Statement No. 109, and changed its method of accounting for share-based compensation by adopting Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, and accounting for defined benefit pension and other postretirement plans by adopting Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, in 2007.

/s/ KPMG LLP

Orlando, Florida

July 17, 2008

Certified Public Accountants